NEWS RELEASE

BD Reaches Agreement to Resolve Vast Majority of Hernia Litigation

•No admission of liability or wrongdoing; settlement structured to eliminate uncertainty for all stakeholders related to settled cases.
•Settlement amount within current product litigation reserve and will be paid out over a multi-year period.
•Settlement will not change BD’s cash flow goals or capital allocation strategy.

FRANKLIN LAKES, N.J. (Oct. 2, 2024) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced it has reached an agreement to resolve the vast majority of its existing hernia litigation.
Terms of the settlement agreement, which are confidential, include cases in both the Rhode Island consolidated litigation and the federal multidistrict litigation in Ohio. The aggregate amount payable pursuant to this settlement is within the company’s current product litigation reserve for this matter and will be paid out over a multi-year period. As a result, the settlement amount is already recorded as a liability within BD’s consolidated balance sheet and the agreement will not result in an incremental charge to the company’s consolidated income statement. BD believes this agreement is in the best interest of all parties and is structured to eliminate uncertainty for all stakeholders related to the settled cases. The hernia mass tort litigation represents a large majority of BD’s total product litigation reserve.
The multi-year payment structure was contemplated as part of the company’s cash flow planning process and was included in its previously communicated free cash flow goals and capital allocation strategy.
The settlement does not include any admission of liability or wrongdoing, and BD continues to dispute the allegations in these matters. The company will continue to vigorously defend itself in cases not resolved through this agreement.
Patient safety and product quality are top priorities at BD. All implantable medical devices carry inherent risks and provide significant clinical benefits. BD is confident in both the design of its products and fulfilling its obligation to provide information about both the risks and the benefits of its products, enabling physicians, in consultation with their patients, to determine whether those benefits outweigh the potential risks in a particular instance.

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About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its more than 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/, X (formerly Twitter) @BDandCo or Instagram @becton_dickinson.

Forward Looking Statements
This press release contains forward-looking statements (as defined under Federal securities laws) regarding the hernia mass tort litigation settlement, including statements regarding the potential impact of the settlement on the existing litigation relating to the products that are the subject of the settlement. These statements may be identified by words such as “believes”, “will” and other similar expressions. Forward-looking statements are based on management’s current expectations, estimates, assumptions, and projections, and are subject to significant uncertainties and other factors, many of which are beyond BD’s control. Factors that could cause actual results to differ materially include, but are not limited to, whether the anticipated level of participation by plaintiffs in the settlement will be achieved or will fall below the level that would permit BD to terminate the settlement, the number of claims made by plaintiffs that decline to participate in the settlement, whether the settlement is appealed or challenged, the filing of future claims by plaintiffs that are not covered by the settlement, and the impact or outcome of any pending or future litigation relating to the products that are the subject of the settlement. BD is subject to additional risks and uncertainties as described in BD’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. BD does not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

Contacts:

Media:    Investors:
Troy Kirkpatrick    Adam Reiffe
VP, Public Relations    Sr. Director, Investor Relations
858.617.2361    201.847.6927
troy.kirkpatrick@bd.com     adam.reiffe@bd.com